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                     September 27, 2021

       Howard Gostfrand
       Chief Executive Officer
       AG Acquisition Group III, Inc.
       625 N. Flagler Drive, Suite 600
       West Palm Beach, FL 33401

                                                        Re: AG Acquisition
Group III, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10
                                                            Filed September 14,
2021
                                                            File No. 000-56326

       Dear Mr. Gostfrand:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Laura Anthony